EXHIBIT 23.2

The Board of Directors
Fidelity National Financial, Inc.

We consent to the use of our reports dated February 27, 2004, except as to Note B to the consolidated financial statements, which is as of March 11, 2004, with respect to the consolidated balance sheets of Fidelity National Financial, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedules, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the registration statement.

Our reports refer to a change, effective January 1, 2002, in the method of accounting for goodwill and other intangible assets after they have initially been recognized in the financial statements. Our reports refer to a change, effective January 1, 2003, in the method of accounting for stock-based employee compensation.

/s/ KPMG LLP

Los Angeles, California
April 12, 2004